UNITED STATES
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SCHEDULE 14A
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Invacare Corporation

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Invacare Corporation’s Directors Urge Shareholders to Vote FOR
the Company’s Advisory Vote on the Compensation of its Named Executive Officers

May 11, 2021

Dear Fellow Shareholder,

Thank you for your investment in Invacare Corporation (the “Company”), and for your careful consideration of the items presented for a vote by shareholders at the Company’s 2021 Annual Meeting of Shareholders to be held on Thursday, May 20, 2021. We are writing to address the recent negative vote recommendations from two leading proxy advisory firms on Proposal 4 in the Company’s 2021 Proxy Statement (the “Proxy Statement”), which is the advisory vote on executive compensation, commonly known as the “Say on Pay” proposal. Both proxy advisory firms indicate that the primary reason for their negative recommendations is a lack of alignment between pay and performance as indicated by the action taken by the Compensation and Management Development Committee (the “Compensation Committee”) during 2020 to modify the performance goals under our annual cash bonus program and our in-progress performance-based equity awards, which resulted in bonuses and awards being paid out above target.

The Company and the Compensation Committee take pay-for-performance and alignment between shareholders and management very seriously, as evidenced by a long track record of strong shareholder support for, and positive recommendations from the proxy advisory firms on, our past Say on Pay votes. For the reasons discussed below and in the Proxy Statement, we believe that the Compensation Committee’s action in 2020 was consistent with the Company’s pay-for-performance philosophy and resulted in compensation to the Company’s executive officers that fairly and appropriately rewarded them for their achievements in 2020 and the preceding long-term performance period.

THE BOARD OF DIRECTORS URGES YOU TO VOTE “FOR” EACH OF THE PROPOSALS OUTLINED IN THE PROXY STATEMENT PREVIOUSLY MADE AVAILABLE TO YOU, INCLUDING PROPOSAL 4: AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

Rationale for Modified Performance Goals

The Company is disciplined and methodical in its decision-making, with a view toward enhancing and preserving long-term shareholder value. Historically, the Compensation Committee has not modified performance goals midstream or exercised positive discretion in determining payouts under incentive compensation. The COVID-19 pandemic was an unforeseen crisis that caused extraordinary disruption to most companies, including Invacare. The Compensation Committee took great care in determining how to respond. Ultimately, the Committee concluded that the risk of inaction and rendering the largest component of compensation for the stewards of the business irrelevant due to the unforeseen and unpredictable impacts of the pandemic would not be prudent for shareholders in the long-run. In particular, the Compensation Committee considered the following in contemplating the modification of performance goals:

•The pandemic’s impact on numerous business factors outside of management’s control;

•That the original goals for the annual cash bonus and long-term incentive awards which were established before the global pandemic were no longer realistic or achievable due to the impacts of the global pandemic;

•The significant disincentive to executives that would result from not modifying incentive awards, rendering the awards irrelevant, and leaving the Company even more vulnerable at a time when executive engagement, effort and performance was needed more than ever;

•That payouts under the modified performance goals would still require significant performance to achieve cash flow and adjusted operating income at least on par with the Company’s targets in the preceding two years; and

•The modified performance goals were believed to be realistically possible, but significantly challenging, given the far-reaching impacts of the pandemic and the uncertainty faced by the Company at the time the modifications were made.

We believe these reasons and the others described in the Proxy Statement provide compelling rationale for the decisions made. At the time these actions were approved, the stakes were, and continue to remain, considerably high for the Company, and the Compensation Committee acted in the long-term interests of shareholders. The fact that the Company’s results in the second half of 2020 were strong and that the executives achieved above-target incentive payouts are evidence that the Compensation Committee’s approach was appropriate. The Company’s management achieved extraordinary results and earned compensation commensurate with their performance.

Pay-for-Performance Alignment

In light of the impacts of the pandemic, as discussed above, we respectfully submit that the Company’s executive compensation for 2020 is aligned with performance for the year, notwithstanding any difference in shareholder return compared to prior years. Despite the effects of the pandemic, we believe that pay-for-performance alignment is best analyzed over the long-term rather than viewing each year in isolation. When considered in this manner, we believe the Company’s pay and performance are aligned, as demonstrated by the following:

•Realizable pay for the Company’s Chief Executive Officer over the past five years as compared to the Company’s total shareholder return (“TSR”) has been reasonably aligned when compared to peers;

•Over the past seven years, the Company’s annual cash bonus program resulted in either low or no payouts in three years when TSR was well-below the S&P 1500 median, and payouts approximately at target in four years when TSR was at or above the S&P 1500 median;

•Over the past five years, the Company’s long-term incentive program resulted in below target payouts in three years when TSR was below the S&P 1500 median; in the other two years, above target payouts were achieved but actual values earned were below the original target values;

•The Company’s long-term incentive plan emphasizes performance-based awards, with a mix that is generally weighted more toward performance awards than the Company’s peers; and

•The annual cash bonus plan is based entirely on objective metrics with no subjective or individual goals.

When considered as a whole over the past several years, the Company’s executive compensation has been generally aligned with the Company’s performance, consistent with our pay-for-performance philosophy and our focus on alignment with shareholder interests.

Other Factors

Both proxy advisory firms criticized the special one-time equity award that was made to our Chief Executive Officer during 2020. The Company has not ordinarily made special awards or retention grants, but the Compensation Committee determined that doing so in this case was prudent to encourage the Chief Executive Officer to renew his contract and continue to lead the Company’s business transformation, which has progressed and gained momentum, even through the pandemic. Granting the one-time special award also allowed the Company to maintain its current 70%/30% mix of performance-based/service-based awards in the long-term incentive plan.

One proxy advisory firm also criticized the Company’s internal pay equity, noting that the Chief Executive Officer’s compensation is a relatively high multiple of the average of the other named executive officers’ pay. We believe this is largely influenced by the fact that several of our named executive officers are relatively new to their roles, such as our Chief Financial Officer and Chief Information Technology Officer, and that the compensation difference will likely reduce over time as those officers become more tenured in their roles. The Compensation Committee annually analyzes market data for executives in similar roles and similar-sized companies and targets the market median for all pay elements for all of the named executive officers. We expect this process will continue to further enhance our internal pay equity.

Conclusion

The Company achieved significant accomplishments during 2020 even in the face of unprecedented challenges due to the pandemic. Modifications to our 2020 compensation program ensured motivation of our management team during 2020 and will continue to help motivate and retain the executives going forward.

The Compensation Committee believes its actions in 2020 were consistent with our pay-for-performance philosophy and were aligned with shareholder interests.

While we recognize that our Say on Pay vote is advisory in nature, we greatly value the feedback of our shareholders and the strong support we have had in recent years for our executive compensation program. We respectfully urge you to vote FOR all of the proposals in the Proxy Statement, including Proposal 4: Advisory Vote to Approve the Compensation of the Named Executive Officers at the Annual Meeting of Shareholders to be held on May 20, 2021. We appreciate your continued support.